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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-01287
                                                                       ---------

                              STERLING SUGARS, INC.
                              ---------------------
             (Exact name of registrant as specified in its charter)

            P. O. BOX 572, FRANKLIN, LOUISIANA, 70538, (337) 828-0620
            ---------------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                          COMMON STOCK, $1.00 PAR VALUE
                  ---------------------------------------------
                  (Title of each class of securities covered by
                                   this Form)

                                      NONE
                                      ----
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)  [X]                  Rule 12h-3(b)(1)(i)  [X]
                           -                                         -
     Rule 12g-4(a)(1)(ii) [ ]                  Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii) [ ]                  Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or
notice date:   35   .
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Pursuant to the requirements of the Securities Exchange Act of 1934, STERLING
SUGARS, INC., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 15, 2005                          BY:  /s/ Craig P. Caillier
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                                                     Craig P. Caillier
                                                         President
                                                   Sterling Sugars, Inc.